Exhibit (h)(10)

SECURITIES LENDING SERVICES AGREEMENT

THIS SECURITIES LENDING SERVICES AGREEMENT (the “Agreement”) for securities lending services is made as of September 1, 2008 by and between FIRST FOCUS FUNDS, INC., on behalf of its series listed in Attachment 1 (“Principal”) and UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION (“Bank”). This Agreement replaces and supersedes any prior agreements for securities lending services between Principal and Bank.

Principal and Bank agree as follows:

I. APPOINTMENT OF BANK; ELIGIBLE COUNTERPARTIES

1. Appointment of Bank as Agent

Principal hereby authorizes Bank to act as agent for Principal in securities lending transactions with respect to Available Securities, as defined below. Bank’s duties and responsibilities in its capacity as agent for Principal in securities lending transactions shall be only those set forth in this Agreement, or as otherwise agreed to by Bank in writing. Principal further authorizes Bank to delegate Bank’s duties as agent hereunder to a sub-agent(s).

2. Eligible Borrowers; Securities Lending Agreements

(a) Eligible Borrowers and Underlying Documentation. Bank may lend securities only to such securities brokers and dealers and other persons and entities as are listed in the attached Exhibit A (“Borrowers”), as amended from time to time with the approval of Principal, unless and until otherwise instructed in writing by Principal. Bank may lend securities only to (i) a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”); (ii) a broker-dealer exempted from registration under Section 15(a)(1) of the 1934 Act as a dealer in exempted Government Securities (as defined in Section 3(a)(12) of the 1934 Act), or: (iii) a bank. All securities lending transactions entered into by Bank hereunder shall be entered into pursuant to agreements between the Borrowers and Bank, on behalf of Principal, substantially in the form or forms set forth in Exhibit B, or in such other agreement formats as from time to time employed by Bank with Principal’s consent (“Master Securities Loan Agreements”). Principal’s execution of Exhibits A and B, or any amendment to Exhibits A and B, shall constitute Principal’s representation and agreement that it has received, read, and understood the terms of each such Exhibit and, in the case of Exhibit B, the Master Securities Loan Agreements (hereafter, individually and collectively, the “Securities Lending Agreement(s)”) listed thereon.

(b) Principal’s Representations and Authorizations. Principal hereby (i) represents and warrants to Bank (which representations shall be deemed in effect at all times when this Agreement is in effect) that Principal has the power and authority, and has taken all necessary action, to enter into this Agreement and into Securities Lending Agreements with each Borrower to perform the obligations of a lender under such transactions, to authorize Bank to execute and deliver such Securities Lending Agreements on Principal’s behalf, and to enter into such transactions and to perform the obligations of a lender under such transactions on behalf of Principal; (ii) authorizes Bank to execute and deliver each such Securities Lending Agreements on Principal’s behalf, to enter into any transaction of a nature contemplated by any such Securities Lending Agreement on behalf of Principal and to perform the obligations of a lender under such transactions on behalf of Principal, and (iii) has furnished or will furnish Bank evidence satisfactory to Bank that Principal has all necessary authority to enter into this Agreement and each of the transactions contemplated hereby. Except as may be otherwise expressly specified herein, Bank shall have full, unlimited power and authority to perform each and every act or thing it may in its discretion deem necessary or appropriate in respect of any Securities Lending Agreement or any securities loan thereunder.

II. SECURITIES LENDING TRANSACTIONS

1. Loans; Securities Lending Agreement

Principal hereby authorizes Bank, as agent for Principal, to lend, from time to time in its discretion, securities held by Principals’ portfolios that have been designated by Principal by written notice in the form of attachment 1 to Bank, as being available for lending hereunder (“Available Securities”). Principal acknowledges and agrees that any Securities Lending Agreement may take the form of a master agreement covering a series of securities loan transactions between a Borrower and Bank as lender on behalf of Principal and other accounts for which Bank provides similar services as securities lending agent. Bank may allocate securities lending opportunities among all of its accounts using such methods as Bank may choose in its reasonable discretion, and Principal shall not be entitled to participate in any particular lending opportunity.

2. Collateral

(a) Initial Collateral Value. Bank shall initiate all loans of (i) domestic U.S. equities and fixed income securities with Collateral equal to 102% of the total value of the Loaned Securities including accrued interest for the fixed income securities, as of the close of trading on the preceding “Business Day”, rounded to the next whole dollar, and; (ii) international equities and fixed income securities with Collateral equal to 105% of the total value of the Loaned Securities including accrued interest for fixed income securities, as of the close of trading on the preceding “Business Day”, rounded to the nearest $0.05. “Business Day” shall mean any day on which Bank is open for business and on which the Book-Entry System and/or the applicable Sub-Custodians and Depositories are open for business.

(b) Use of Computer Pricing Services. Bank is hereby authorized to use and rely upon price information provided by any nationally recognized pricing service, including computer pricing services and those used within or for its regular accounting system, in valuing Collateral or Loaned Securities, and shall not be responsible for the accuracy of such pricing services and shall have no responsibility for valuing Collateral or Loaned Securities for which such pricing services do not provide a valuation. If price information is not available for valuing Collateral or Loaned Securities, Bank may initiate or terminate any lending transaction at its sole discretion.

(c) Marking to Market and Increasing Collateral. Bank shall use reasonable efforts to exercise the right to demand additional Collateral (as defined in the Securities Lending Agreement) in accordance with the terms of the Securities Lending Agreement. Bank will require each Borrower to provide additional Collateral if at any time the value of the Collateral for a specific loan falls below 100%. Such additional Collateral must be in an amount sufficient to reestablish the original Margin Percentage as defined in the Securities Lending Agreement for each such loan.

(d) Maintenance of Collateral. Collateral received by Bank in connection with a loan of securities hereunder shall be maintained in a separate custodial account with Bank, or a third party bank, separate and apart from such Bank’s own funds and securities. The amount of Collateral (as such term is defined in the Securities Lending Agreement) transferred to Bank by any Borrower at any time may be an amount calculated to meet the obligations of such Borrower in respect of any or all loans to Borrower by Principal, net of an amount of Collateral required at the time to be returned or otherwise delivered by Principal to such Borrower. Subject to the Collateral maintenance requirements set forth herein, Bank may allocate or reallocate (including without limitation in respect of any return of Collateral to any Borrower) any Collateral held by it or received by it from any Borrower among Principal and Bank’s other securities lending clients and in respect of any or all of such loans in such manner and on such bases as Bank in its discretion may from time to time determine.

3. Approved Investments

(a) Investments on Behalf of Principal. Bank may, in its discretion, invest and reinvest any Cash Collateral (as defined in the Securities Lending Agreement) on behalf of Principal in any approved investments specified in Exhibit C (“Approved Investments”), as it may be amended from time to time. Bank may invest any or all of such Cash Collateral in any one or more of such investments, on any basis Bank determines to be appropriate and within the guidelines of Exhibit C. Bank shall be entitled to pay or retain from any amounts held by Bank on Principal’s account from time to time in respect of any securities loan (i) all Cash Collateral Fees and other sums required to be paid in accordance with a Securities Lending Agreement, and (ii) Bank’s compensation or other amounts incurred by it or owed to it in respect of its services in lending securities hereunder.

(b) Written Instructions. Principal may deliver to Bank written instructions from time to time restricting Approved Investments with particular financial institutions and/or issuers.

(c) Income, Gains and Losses. Principal acknowledges and agrees that any income or gains and losses from investing and reinvesting any Cash Collateral delivered by a Borrower to Bank pursuant to a Securities Lending Agreement shall be at Principal’s risk and for Principal’s account. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral that is available, Principal agrees to pay Bank on demand cash in the amount of such deficiency.

4. Distributions on Loaned Securities

Bank shall pay to or for the account of Principal, in accordance with Principal’s reasonable instructions, any amounts it receives from a Borrower which represent interest, dividends, and other distributions made with respect to any Loaned Securities (as defined in the Securities Lending Agreement) and which are determined by Bank to be for Principal’s account.

5. Term of Loans; Termination of Loans; Default

Bank shall have full discretion to determine the term of any securities lending transaction entered into by Bank on Principal’s behalf hereunder, subject to any guidelines provided to it in writing by Principal and agreed to by Bank, and shall in no event incur any liability for entering into any such transaction on behalf of Principal for a term equal to the maximum available (or permitted pursuant to such guidelines), regardless of any change in market conditions or in the financial condition of the Borrower or any other person. Bank may in its discretion terminate any loan of securities pursuant to the provisions of the Securities Lending Agreement based on such factors as it in its discretion deems relevant, but shall in no event have any liability for its failure to take steps to terminate any transaction on any date or at any time unless instructed, with reasonable notice, by Principal. Bank shall in no event have any responsibility for taking steps to terminate any securities lending transaction before its maturity (unless instructed, with reasonable notice, to do so by Principal), regardless of any change in market conditions or in the financial condition of the Borrower or any other person. The termination date for each securities lending transaction terminated at the request or direction of Principal shall be no later than one standard settlement period for trades in the loaned securities entered into in the principal trading market for such securities on the date that a notice from Principal directing such termination is received by Bank (or, if such notice is received after such reasonable termination notice time as may be established by Bank, one standard settlement period from the Business Day next after the date on which Bank receives the notice). In no event shall Bank be responsible or liable for settlement of securities or any costs or expenses associated therewith due to instructions from Principal being received by Bank after the time specified to Principal by Bank for settlement on the standard settlement period. In the event Bank receives actual notice of an Event of Default (as defined in the Securities Lending Agreement) by a Borrower under the Securities Lending Agreement, it shall notify Principal thereof as soon as reasonably practicable and may in its discretion (but shall in no event be obligated to) exercise any rights or remedies given to Bank as the Lender under the Securities Lending Agreement until instructed by Principal otherwise, provided that Bank shall in no event incur any liability for its exercise or its failure to exercise any such rights or remedies except to the extent that such failure results solely from Bank’s gross negligence or willful misconduct.

6. Termination of Lending Authority

Principal may terminate Bank’s authority to lend securities by fifteen (15) days’ written notice to Bank and may direct Bank to terminate any outstanding securities loans, which Bank shall do in accordance with provisions of the Securities Lending Agreement. In the event Principal terminates Bank’s authority to lend securities hereunder, the provisions of this Agreement relating to securities loans, including provisions relating to Bank’s compensation, shall remain in effect with respect to all securities loans outstanding on the effective date of termination, until termination thereof in accordance with the Securities Lending Agreement.

III. GENERAL

1. Principal’s Representations and Warranties

In addition to any other representation and warranty of Principal hereunder, Principal represents and warrants (which representations shall be deemed in effect at all times when this Agreement is in effect) that:

(a) Authority. Lending Principal’s securities as contemplated in this Agreement, and the appointment of Bank as Principal’s agent as contemplated hereby, shall be in compliance with, and shall not be in violation of any law, regulation, charter, by-law, or other restriction applicable to Principal.

(b) Ownership. Principal is the owner, free and clear of any lien, charge or other encumbrance, of all securities that may be lent from time to time. Principal will notify Bank in writing, or cause written notice to be given to Bank, that Principal intends to sell securities which are subject to this Agreement, with such notice to be provided on a Business Day prior to the settlement date on which Principal intends to sell such securities to allow a reasonable delivery in accordance with standard market practice.

(c) Loaned Securities. Principal shall be entitled to receive all distributions made on or in respect to the Loaned Securities to the full extent it would be so entitled if the Loaned Securities had not been lent, subject, however, to any taxing authority limitations or restrictions. Principal hereby waives the right to vote or to provide any consent or to take any similar action with respect to any securities loaned during 2the term of such loan. Principal further acknowledges that it will not be entitled to participate in any dividend reinvestment programs with respect to securities that are on loan on the applicable record date.

(d) Principal’s Knowledge. Principal has made such examination, review and investigation of the facts necessary to evaluate the merits and risks of securities lending and investments in connection therewith (collectively “securities lending”) as Principal deems appropriate; Principal acknowledges that Bank has not given it any tax or accounting advice concerning this Agreement or any of the transactions contemplated hereby or any other investment advice or rendered any opinion as to whether participation in securities lending is prudent and Principal is not relying on any advice of or representation or warranty by Bank; Principal has sufficient knowledge and experience in financial and business matters, making it capable of evaluating the merits and assuming the risk of securities lending, including the risks of loss of principal in connection therewith.

(e) Due Organization. Principal is duly organized, validly existing, and in good standing under the law of the jurisdiction in which it is established, and has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation enforceable against Principal (subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally). By its signature hereunder, Principal acknowledges that it has been apprised of the fact that:

NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, IN THE EVENT OF THE DEFAULT OF A BORROWER, THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT PRINCIPAL’S ACCOUNT WITH RESPECT TO SECURITIES LOAN TRANSACTIONS AND IN SUCH EVENT, THE COLLATERAL DELIVERED TO BANK AS LENDER IN CONNECTION WITH SUCH LOANS, IF ANY, MAY BE THE ONLY SOURCE OF SATISFACTION OF THE BORROWER’S OBLIGATIONS IN THE EVENT THE BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2. Instructions of Principal

All instructions of Principal to Bank shall be provided in accordance with the terms of this Agreement. Bank shall be entitled to accept and rely on any instructions Bank reasonably believes to have been authorized by Principal. Bank shall have no obligation to act in the absence of instructions. If at any time circumstances require immediate action, and Bank endeavors to obtain instructions from Principal but is unable to do so, Bank may act in such manner as it considers appropriate hereunder, and will be fully indemnified by Principal for such acts.

3. Reports

Bank shall provide Principal periodic reports at such intervals as Principal and Bank shall agree, reflecting a schedule of property; a statement of transactions illustrating principal and income receipts and disbursements, outstanding loans and income; and a schedule of property detailing investments made under the terms of this Agreement.

4. Duties of Bank

Bank’s duties and responsibilities as securities lending agent shall be only those expressly set forth in this Agreement, or as otherwise agreed by Bank in writing, and Bank may act, without liability, in accordance with instructions that it reasonably believes have been given by Principal under this Agreement or otherwise in accordance with this Agreement or within the scope of its actual or apparent authority. Bank shall not be required to appear in or defend any legal proceedings or take any other action relating to a securities loan with respect to the property subject to this Agreement, unless Bank has been indemnified to its satisfaction against loss and expense (including reasonable attorneys’ fees). Bank may consult with counsel acceptable to it concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken on the advice of such counsel. Principal acknowledges that Bank and its agents, if any, act as agent for other securities lending clients and, accordingly, that other clients’ securities may be used for such transactions prior to Principal’s. Principal agrees that each of Bank and any such agent has full discretion to allocate the use of Principal’s securities as it deems appropriate, and that Bank may make available securities lending opportunities to clients other than Principal for any reason, and that Bank will have no obligation to make any securities lending opportunities available to Principal.

5. Expenses; Compensation of Bank

Principal shall be responsible for payment of all expenses and charges incurred in connection with the administration of this Agreement, including Bank’s compensation for its services hereunder as determined in accordance with the Exhibit D hereto as amended from time to time, and Bank may in its discretion charge the assets subject to this Agreement for such amounts.

6. Indemnification

Principal shall indemnify, keep indemnified, defend and hold harmless the Bank and any of its directors, officers, employees, agents and affiliates against any cost, expense, damage, loss or liability whatsoever (including without limitation attorneys’ fees and expenses) which may be suffered or incurred by any of them directly or indirectly as a result of, or in connection with, or arising out of, this Agreement or any securities lending transaction involving Principal’s securities, except to the extent such loss is determined by a final judgment of a court of competent jurisdiction to have resulted solely from Bank’s gross negligence or willful misconduct. This provision shall survive any termination of this Agreement and shall be binding on Principal’s successors and assigns.

7. Tax Consequences

Bank makes no representations regarding tax treatment by federal, state, local or foreign authorities of the lending of securities under this Agreement, the receipt of any income, dividend, profit or other distribution inuring to Principal as the result of receipt of any loan premium, dividends, interest, distributions or other amounts on securities loaned, or the investment by Bank of any Collateral received in connection with such loans (including without limitation the characterization for United States or foreign tax purposes of any such amount as taxable income) or the imposition of a United States or foreign tax duty, levy, charge, deduction, payment, impost, withholding or liability imposed on any such income, dividend, profit or other distribution. Principal acknowledges and agrees that Bank may be required to withhold tax on amounts payable or inuring to Principal or payable by or on behalf of Principal pursuant to a Securities Lending Agreement. Principal also acknowledges and agrees that any amounts received from a Borrower which represent interest, dividends, or other distributions made with respect to any Loaned Securities (as defined in the Securities Lending Agreement) may be in substitution for interest, dividends, or other distributions accrued or paid in respect of loaned securities and that the tax treatment of such amounts may differ from the tax treatment of such interest, dividends or other distributions.

8. Financial Condition

Upon reasonable request by Bank, and at least annually, Principal shall provide Bank its most recent audited financial statement and its most recent unaudited financial statement (if more recent than the audited statement). Principal represents and warrants, which representation and warranty shall continue so long as any loan of securities is outstanding, that such statements fairly represent its financial condition and net capital as of the dates of such statements and have been prepared in accordance with the generally accepted accounting principles of the jurisdiction in which Principal is organized or located, as the case may be. Principal acknowledges and agrees that Bank may provide Borrowers copies of such financial statements, and that Principal will cooperate with Bank in providing such other financial information to Borrowers as such Borrowers may reasonably request.

9. Other Relationships

Principal acknowledges and agrees that Bank may, through its commercial, trust or other departments, be a creditor for its own account or represent in a fiduciary capacity another Borrower(s) (or its or their affiliates, creditors, or customers) to which securities are loaned under this Agreement, even though any of such relationships may potentially be in conflict with those of Principal.

10. Termination

This Agreement may be terminated without penalty at any time by either party upon thirty (30) business days’ written notice to the other. In the event of termination, Bank shall deliver to Principal all funds, securities, and other property held by it under this Agreement for the account of Principal or to such other person or persons as Principal shall designate in writing on Exhibit E; provided however, that this Agreement shall remain in effect with respect to all securities loan transactions outstanding on the effective date of termination, until consummation, completion or termination thereof in accordance with the terms of the applicable Securities Lending Agreement, as the case may be.

11. Amendments

This Agreement may be amended only in writing executed by both parties. Amendments to any Exhibit or Attachment hereto shall be effective only if executed by all the parties required to execute the initial Attachment/Exhibit, and then, only after received by the party to whom notices are to be sent hereunder.

12. Force Majeure

Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, transportation, computer (hardware or software) or communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.

13. Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed as having been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the fifth day after mailing, if mailed to the party to whom notice is to be given and properly addressed as follows:

To Principal:

First Focus Funds

Attn: Manager of Mutual Fund Administration

1620 Dodge Street, Stop 1075

Omaha, NE 68197

To Bank:

Union Bank of California, N.A.

350 California Street, 6th Floor

San Francisco, CA 94104

Attn: Securities Lending Services

Either party may change the address at which notice may be given by giving ten (10) days prior written notice of such change to the other party.

14. Governing Law

The validity, construction, and administration of this Agreement shall be governed by the laws of the State of California from time to time in force and effect.

15. The names “XXXX Funds” and “Trustees of XXXX Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of “XXXXX Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

By:	FIRST FOCUS FUNDS, “Principal”

Date

Authorized Signature
Michael Summers, President

By:	UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION, “Bank”

Date

	Authorized Signature	Authorized Signature
	Carl E. Schultz, Senior Vice President	Glen Schneiderman, Vice President

Attachment 1

to the Securities Lending Services Agreement

The following portfolios are part of the First Focus Funds and are available for lending with Union Bank of California.

Short-Intermediate Bond Fund

Income Fund

Balanced Fund

Core Equity Fund

Growth Opportunities Fund

Small Company Fund

Large Cap Growth Fund